CONSENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



                          -----------------------------




We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11, of our report dated July 19, 2004, relating to the balance sheet as of July 16, 2004 of WNC Housing Tax Credit Fund VI, L.P., Series 12, and our report dated June 25, 2004, except for Note E, which is dated July 15, 2004, relating to the balance sheet as of March 31, 2004 of WNC National Partners, LLC, which are contained in that Prospectus.


We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                       REZNICK FEDDER & SILVERMAN

                                       /s/ REZNICK FEDDER & SILVERMAN




Bethesda, Maryland
July 29, 2004